UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015 (March 26, 2015)

LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 TECHNOLOGY BLVD., AUSTIN, TEXAS	78727
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 219-8020

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Cash-Based Executive Performance Incentives

On March 26, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Luminex Corporation (the “Company”) approved the 2015 cash-based performance incentive opportunities under the Company’s Management Incentive Plan for the Company’s named executive officers.

The performance awards under the Management Incentive Plan are based upon achievement of an established Company performance goal (“Company Financial Goal”) as well as research and development, departmental and other project goals (“Key Objectives”) and leadership goals (“Leadership Goals”), in each case as determined by the Committee and subject to such adjustments and exclusions as determined by the Committee. The Company Financial Goal is based on a matrix of revenue and operating profit. The Key Objectives vary by executive and are based on specified research and development, management or strategic initiatives, projects or other requirements, with each objective given a specified weight. The Leadership Goals are designed for development of the individual as well as shared team goals or contributions, with each objective given a specified weight.

The total target awards for the Company’s named executive officers (other than as noted below for Mr. Shamir) in 2015 are weighted 50% for the achievement of the Company Financial Goal, 40% for the achievement of Key Objectives and 10% for the achievement of Leadership Goals and are based on a target bonus established by the Committee for each participant. The total target award for Mr. Shamir in 2015 is weighted 50% for the achievement of the Company Financial Goal and 50% for the achievement of Key Objectives. The target bonuses for each named executive officer approved, reflected as a percentage of 2015 earned base salary, are the same as for 2014 (except for Mr. Shamir who was not eligible to participate in the Company’s Management Incentive Plan in 2014) and are as follows:

Name(1)	Title	Target Bonus
Nachum Shamir	President and Chief Executive Officer	100%
Harriss T. Currie	Senior Vice President, Finance, Chief Financial Officer and Treasurer	50%
Russell W. Bradley	Senior Vice President, Corporate Development and Chief Marketing and Sales Officer	50%
Jeremy Bridge-Cook	Senior Vice President, Research and Development	50%
_______________

(1)
Excludes Patrick J. Balthrop, Sr. and David S. Reiter, each of which were named executive officers in the Company’s proxy statement filed on March 30, 2015, but are no longer eligible to participate in the Company’s Management Incentive Plan for 2015 due to their resignations of employment on October 14, 2014 and April 1, 2015, respectively.

Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable targets were met. The Company Financial Goal is subject to an over/underachievement scale with possible payouts of 0% to 200% of the target bonus for the Company Financial Goal based on financial results between specified minimum and maximum performance levels of the performance targets. The minimum threshold represents the level of Company performance below which no incentive will be paid for the Company Financial Goal and is established annually by the Committee. The target threshold represents the level where the actual incentive award paid for the Company Financial Goal equals the targeted award and the maximum threshold represent the performance level where the actual incentive award paid equals the maximum amount permitted under the Management Incentive Plan. Minimum payouts for minimum threshold performance start at 30% of the target value for the Company Financial Goal.

Except as otherwise determined by the Committee, Key Objectives and Leadership Goals are generally not subject to an overachievement scale for the Company’s named executive officers other than Mr. Shamir. Certain of Mr. Shamir’s Key Objectives are subject to overachievement payouts up to 200% for 2015.

Accordingly, the Management Incentive Plan opportunities for 2015 provide for potential performance bonuses ranging from 0% to 195% of Mr. Shamir’s target bonus amount and 0% to 150% of the target bonus amount of our other named executive officers, subject in each case to the achievement of the total consolidated revenue threshold approved by the Committee for 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2015	LUMINEX CORPORATION

	By:	/s/ Harriss T. Currie
		Name:	Harriss T. Currie
		Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer